SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number 1- 13191

                           ITT Destinations, Inc.
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          (Exact name of registrant as specified in its charter)

                        1330 Avenue of the Americas
                          New York, NY 10019-5490
                               (212) 258-1000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.01 per share
                Series A Participating Cumulative Preferred
                           Stock Purchase Rights
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          (Title of each class of Securities covered by this Form)


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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file


Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)      [ ]
Rule  12g-4(a)(1)(ii)    [X]       Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
                                   Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934 ITT Destinations, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 7, 1997                   By:
                                             /s/ PATRICK L. DONNELLY
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                                             Patrick L. Donnelly
                                             Vice President